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                                                                    Exhibit 99.1



                                            CONTACT:  Eugene Melnyk
                                                      Chairman of the Board
                                                      Robert Podruzny
                                                      President
                                                      Kenneth Howling
                                                      Chief Financial Officer
                                                      (416) 285-6000
                                                      Web Page: www.biovail.com
                                                      Investor Relations e-mail:
                                                          ir@biovail.com

"FOR IMMEDIATE RELEASE"
-----------------------


   "BIOVAIL ANNOUNCES EXPIRATION OF TENDER OFFER FOR FUISZ TECHNOLOGIES LTD."


     TORONTO, CANADA, August 27, 1999--Biovail Corporation International (NYSE,
TSE: BVF) ("Biovail") announced today that the offer to purchase for $7.00 cash per share up to 6,585,225 outstanding shares of Fuisz Technologies Ltd. (Nasdaq:
FUSE) ("Fuisz") by ABCI Acquisition Sub. Corporation, its wholly-owned merger subsidiary, expired as scheduled at 12:00 midnight, New York City time, on Thursday, August 26, 1999.

     At the time of expiration, approximately 13,402,974 shares of Fuisz common stock had been tendered pursuant to the tender offer, which number includes 1,302,257 shares tendered by guaranteed delivery.

     Pursuant to the terms of the offer, Biovail and its subsidiary must await the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, before acceptance for payment of, and payment for, validly tendered shares which may be affected. Biovail expects such expiration or termination to be no later than 11:59 p.m., Friday, September 3, 1999. Biovail has also filed a notification with the Department of Enterprise, Trade and Employment in Ireland. Biovail hopes to receive this clearance early next week. Biovail and its subsidiary intend to accept tendered shares as soon as possible following receipt of such approvals.


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     Because more than the maximum number of shares to be purchased were tendered, Biovail and its subsidiary will be required to accept tendered shares for payment on a pro rata basis, with adjustments to avoid purchases of fractional shares, based upon the number of shares validly tendered prior to the expiration date and not withdrawn.

     Because of the difficulty of determining precisely the number of shares validly tendered and not withdrawn, Biovail and its subsidiary do not expect to be able to announce the final results of such proration, acceptance of shares for payment and resultant payment thereof for between five to seven Nasdaq National Market trading days after the expiration date. Tendered shares not accepted for payment due to proration will be returned to the tendering shareholder.

     Tendered shares may not be withdrawn. However, if the tendered shares have not been accepted for payment by September 27, 1999, they may be withdrawn at any time after such date.

     The information agent for the offer is MacKenzie Partners, Inc. 156 Fifth Avenue, New York, NY 10010, telephone (212) 929-5500 or (800) 322-2885. The
Dealer Manager for the offer is Donaldson, Lufkin & Jenrette Securities Corporation, 277 Park Avenue, New York, New York 10172, telephone (877) 233-9567.

     Biovail Corporation International is an international full-service pharmaceutical company, engaged in the formulation, clinical testing, registration and manufacture of drug products utilizing advanced drug delivery technologies.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

     TO THE EXTENT ANY STATEMENTS MADE IN THIS RELEASE CONTAIN INFORMATION THAT IS NOT HISTORICAL, THESE STATEMENTS ARE ESSENTIALLY FORWARD LOOKING AND ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING THE DIFFICULTY OF PREDICTING FDA APPROVALS, ACCEPTANCE AND DEMAND FOR NEW PHARMACEUTICAL PRODUCTS, THE IMPACT OF COMPETITIVE PRODUCTS AND PRICING, NEW PRODUCT DEVELOPMENT AND LAUNCH, RELIANCE ON KEY STRATEGIC ALLIANCES, AVAILABILITY OF RAW MATERIALS, THE REGULATORY ENVIRONMENT, FLUCTUATIONS IN OPERATING RESULTS AND OTHER RISKS DETAILED FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.